UNITED STATES

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SCHEDULE 14A

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Information regarding LGM Enterprises, LLC (dba flyExclusive) (“LGM” or “flyExclusive”) was published on November 27, 2023 in the The News & Observer (the “Article”). The Article is provided below.

The Article contains certain factual information about LGM that lacks certain context and/or contains certain inaccuracies. For clarity or to correct those certain inaccuracies, footnotes have been added below.

How (and why) taxpayers are helping a private jet company grow in Eastern NC

BY RICHARD STRADLING

UPDATED NOVEMBER 27, 2023

KINSTON

The private jet company flyExclusive can do just about anything to its fleet of 100 airplanes at the N.C. Global TransPark in Kinston.

Repairs and routine maintenance, sure, but the company also has a hangar for stripping paint off planes and another for painting them. There’s a room for assembling and laying out the miles of wiring needed in each jet and another for turning the hides of Austrian and German bulls into leather seats and wall coverings.

But one thing flyExclusive can’t do in Kinston is train its pilots. And for that, it’s getting help from taxpayers.

The state budget passed by the General Assembly in September provides $30 million to the N.C. Department of Transportation for “construction of a flight training and corporate office facility at the Global TransPark.” That money will allow the state-owned park to build a five-story building for flyExclusive that will include office space as well as flight simulators where pilots can hone their skills.

FlyExclusive is an anomaly in Eastern North Carolina — a luxury brand that jets well-heeled customers to vacation houses, resorts and business meetings all over the country and beyond. Founder and CEO Jim Segrave, a Kinston native, chose to build his company here in part at the urging of his family, which has deep connections to the TransPark and its mission to attract businesses to a region battered by declines in traditional industries such as textiles and tobacco.

Segrave wants his company to handle every aspect of its business in-house, from answering calls from customers to fixing planes. Pilot training is the biggest missing piece. FlyExclusive has about 300 pilots scattered across the country and expects to hire dozens more in the coming years, and now relies on training centers elsewhere.

“We’re not having a lot of trouble recruiting them, but getting them trained is the bottleneck,” Segrave said in an interview. “Getting slots for simulators at the sim centers all over the country, and the delay and the expense on top of it, is why this was so important to us.”

Segrave wanted the training center in Kinston, both for efficiency and to help steep pilots in company culture. But he said other airports were making offers. So flyExclusive hired a lobbyist and, along with the Global TransPark, went to lawmakers looking for money.

“So it’s where can we make our best deal,” he said. “That said, we want to be here. We’d like to come up with the best deal and build our campus out and our business right here in Eastern North Carolina.”

Segrave said he isn’t sure who put the $30 million into the state budget, which is crafted behind closed doors. Neither House Speaker Tim Moore nor Senate leader Phil Berger’s offices responded to repeated requests for comment about the money from The News & Observer.

Segrave estimates the building will cost between $35 million and $40 million, with flyExclusive making up the difference. The company will also install three flight simulators, at a cost of $12 million each.

STATE GOVERNMENT HAS HELPED FLYEXCLUSIVE GROW

FlyExclusive has gotten help from the state before. In 2018, the company received a $2.3 million Job Development Investment Grant or JDIG, $2 million from NCDOT and $1 million from the N.C. Global TransPark Foundation to help build the paint buildings. In that case, the company had to create 145 jobs to receive the money, something it has done.

In contrast, there are no strings attached to the $30 million grant in the state budget. But the Global TransPark will own the building that it will lease to flyExclusive through a long-term agreement that is still being worked out.

“So we get the benefit of that $30 million investment for some period of time,” Segrave said. “But they invested in themselves, and they still own it.”

The General Assembly created the N.C. Global TransPark in the early 1990s as a place where companies would set up manufacturing plants around a runway, shuttling components in and completed products out.

But the park, about 80 miles southeast of Raleigh, has struggled to attract tenants, and most of its 2,500 acres remain empty. FlyExclusive is the park’s largest employer, followed by Spirit Aerosystems, which produces fuselage sections for Airbus passenger jets and ships them to France, through the port at Morehead City, for final assembly.

The General Assembly hopes to attract more. In addition to the flyExclusive grant, this year’s budget includes $175 million over the next two years to build a Navy aircraft repair and overhaul facility. The Navy’s Fleet Readiness Center East at Cherry Point leased a hangar at the TransPark in 2020 to work on H1 helicopters and is interested in expanding, according to NCDOT spokeswoman Bridgette Barthe.

The budget anticipates the state eventually spending $350 million on the Navy facility, assuming the state and federal governments can settle on a lease agreement. The TransPark would repay the money over time when the Navy starts paying rent.

THE GLOBAL TRANSPARK PROVIDES PLENTY OF ROOM

The Global TransPark is built around one of the longest civilian runways in the eastern United States, at 11,500 feet. But what makes it attractive to flyExclusive is all the space around the runway to park planes and build hangars. Plus the company is not far from large Marine, Navy, Army and Air Force bases from which it can recruit people with skills to work on aircraft, says Tommy Sowers, the company’s president.

“They can really build a career and a life down here,” Sowers said. “Kinston isn’t the bug, it’s the feature of this company.”

About 500 of the company’s 800 employees are located at the TransPark1; only about 15 software engineers in Durham and the pilots work elsewhere.

The heart of the Kinston operation is a command center, with big digital screens that track all the company’s planes around the country and list all the flights scheduled that day. Dozens of people at computers take requests from customers, coordinate flights and arrange hotel rooms for pilots.

On the walls in big letters is the phrase “Minutes Matter,” a reminder, Sowers says, that “we’re in the business of time.”

COMPANY EXPECTS TO KEEP GROWING

Founded in 2015, flyExclusive has become one the country’s largest private jet operators and the fastest growing, Sowers said. The company expects to continue growing 20% to 30% a year2, mostly by taking business from smaller competitors, and has ordered 443 new Cessna Citation jets to keep up with demand. (Next month, flyExclusive expects to become a publicly traded company through a merger with a Special Purpose Acquisition Company or SPAC.)

The private jet business was slowly recovering from the global financial crisis of 2008 when the COVID-19 pandemic gave it a boost by making commercial air travel unreliable and more difficult. At the same time, the number of ultra-wealthy people continues to grow, says Doug Gollan, whose Private Jet Card Comparisons provides a buyer’s guide to private jet services.

Gollan says more than half of his subscribers cite poor airline service, flight delays and connections and the overall airport experience as reasons for using private jets.

“FlyExclusive can be successful gaining share in a stagnant market,” Gollan wrote in an email. “But they could also grow faster if the wealthy keep getting richer and the airlines continue to make flying via hubs a poor experience.”

[1]	As of November 27, 2023, LGM employed approximately 730 employees, with approximately 400 being based in Kinston, NC.
[2]	This LGM growth estimate refers only to the growth in the number of aircraft as well as growth in the number of employees.
[3]	LGM’s agreement with Textron allows it to purchase up to 44 aircraft.

Aside from the new office and training building, flyExclusive would like to double its hangar space for plane maintenance, Segrave said. While it wants that work done in Kinston, that won’t stop the company from seeking a JDIG grant from the state to help build the hangars, he said.

“There’s lot of hangars all over the place, and a lot of airports chasing us right now,” he said. “We’ve got to make sure we can make a deal to build the facility to make it make sense for us.”

About flyExclusive

flyExclusive is a vertically-integrated, FAA regulated operator of private jet experiences offering customers on-demand charter, Jet Club, and fractional jet services to destinations across the globe. As one of the world’s largest owner/operators of Cessna Citation aircraft, flyExclusive owns a floating fleet of 100 light to heavy jets. The company manages all aspects of the customer experience, ensuring that every flight is on a modern, comfortable and safe aircraft. flyExclusive’s in-house Maintenance, Repair and Overhaul services, including paint, interiors, and avionics capabilities, are provided from its campus headquarters in Kinston, North Carolina. To learn more, visit www.flyexclusive.com.

Additional Information

EG Acquisition Corp. (“EG”) filed a proxy statement (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on November 13, 2023, in connection with EG’s proposed acquisition (the “Business Combination”) of LGM pursuant to the equity purchase agreement, dated as of October 17, 2022, by and among EG, LGM and other parties (the “Equity Purchase Agreement”), and EG mailed the Definitive Proxy Statement and other relevant documents to its stockholders as of the record date established for voting on the Business Combination. Such stockholders may also obtain copies of the Definitive Proxy Statement, without charge, at the SEC’s website at http://www.sec.gov. This communication does not contain all the information that should be considered concerning the Business Combination. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed Business Combination. EG’s stockholders and other interested persons are advised to read the Definitive Proxy Statement in connection with EG’s solicitation of proxies for the special meeting to be held to approve the Business Combination as these materials contain important information about flyExclusive and EG and the proposed Business Combination.

Participants in the Solicitation

EG, EG Sponsor LLC and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of EG’s stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of EG’s directors and officers in EG’s filings with the SEC, including EG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on April 13, 2023, and the Definitive Proxy Statement. Stockholders can obtain copies of EG’s filings with the SEC, without charge, at the SEC’s website at www.sec.gov.

flyExclusive and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from EG’s stockholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination can be found in the Definitive Proxy Statement.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between flyExclusive and EG. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of EG’s securities, (ii) the risk that the transaction may not be completed by EG’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by EG, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the shareholders of EG and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement, (vi) the effect of the announcement or pendency of the transaction on flyExclusive’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of flyExclusive and potential difficulties in flyExclusive employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against flyExclusive or against EG related to the Equity Purchase Agreement or the transaction, (ix) the ability to maintain the listing of the EG’s securities on a national securities exchange, (x) the price of EG’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which EG plans to operate or flyExclusive operates, variations in operating performance across competitors, changes in laws and regulations affecting EG’s or flyExclusive’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of EG’s registration on Form S-1, the Definitive Proxy Statement that was filed as discussed above and other documents filed by EG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and flyExclusive and EG assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. flyExclusive nor EG gives any assurance that either flyExclusive or EG or the combined company will achieve its expectations.